Exhibit 99.1

MEI Pharma Announces $75 Million Private Placement

SAN DIEGO, May 14, 2018 – MEI Pharma, Inc. (Nasdaq: MEIP), a pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer, today announced it entered into a definitive securities purchase agreement for the sale of its common stock and warrants to purchase common stock in a private placement led by Vivo Capital, LLC and CAM Capital. Other participants included New Enterprise Associates, Perceptive Advisors, The Biotechnology Value Fund, Boxer Capital of the Tavistock Group, and Amzak Health, as well as other new and existing investors. The transaction is expected to result in gross proceeds to the Company of approximately $75 million before deducting placement agent and other offering expenses. Proceeds from the financing will be used to fund continued clinical development of MEI-401, a selective oral inhibitor of phosphatidylinositol 3-kinase (“PI3K”) delta that is expected to enter a single-agent registration study in 2018 for the treatment of adults with relapsed or refractory follicular lymphoma, and for general corporate purposes.

“With this financing involving leading healthcare investment firms, we are well funded to progress a robust portfolio of potential first-in-class and best-in-class oncology drugs,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “With the start of a planned registration study of ME-401, we anticipate having two programs in pivotal trials by the end of 2018. In addition we have two other clinical stage programs, including voruciclib, an oral CDK9 inhibitor that we believe may have potential across a number of oncology indications, particularly in combination with venetoclax.”

Stifel and Wells Fargo Securities acted as joint lead placement agents. Oppenheimer & Co. and SunTrust Robinson Humphrey acted as lead co-placement agents. Laidlaw & Company acted as co-placement agent. BTIG acted as an equity capital markets advisor.

Pursuant to the terms of the securities purchase agreement, the Company will issue 33,003,297 units at a price of approximately $2.273 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.5 of a share of common stock at an exercise price of $2.54. The closing of the private placement is expected to occur on May 16, 2018.

The closing of the private placement is subject to the satisfaction of customary closing conditions. The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities being issued in the private placement may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The company has agreed to file a registration statement covering the resale of the securities acquired by the investors in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer. The Company’s portfolio of drug candidates includes pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. Pracinostat is also being developed in combination with azacitidine for the treatment of patients with high and very high-risk myelodysplastic syndrome (MDS). MEI Pharma’s clinical development pipeline also includes ME-401, a highly differentiated oral PI3K delta inhibitor currently in a Phase 1b study in patients with relapsed/refractory CLL or follicular lymphoma, and voruciclib, an oral, selective CDK inhibitor shown to suppress MCL1, a known mechanism of resistance to BCL2 inhibitors. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-sponsored study in combination with bevacizumab for the treatment of HER2-negative breast cancer. Pracinostat, ME-401, ME-344 and voruciclib are investigational agents and are not approved for use in the U.S. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com